Exhibit 99.1

World Fuel Services Corporation to Present at Bank of America Merrill Lynch Global Transportation Conference

MIAMI--(BUSINESS WIRE)--May 5, 2011--World Fuel Services Corporation (NYSE: INT) announced that Paul H. Stebbins, World Fuel’s chairman and chief executive officer and Ira M. Birns, executive vice president and chief financial officer, will present at the Bank of America Merrill Lynch 2011 Global Transportation Conference at The Four Seasons Hotel in Boston, Massachusetts on May 19, 2011 at 9:20AM Eastern Time.

The presentation will be available via webcast. To access the live webcast, visit http://ir.wfscorp.com, where you can also view additional investor information. The webcast will remain available for one week following the presentation date.

About World Fuel Services Corporation

Headquartered in Miami, Florida, World Fuel Services is a leading global fuel logistics company, principally engaged in the marketing, sale and distribution of aviation, marine and land fuel products and related services on a worldwide basis. World Fuel Services sells fuel and delivers services to its clients at more than 6,000 locations in 200 countries and territories, including airports, seaports, tanker truck loading terminals and other customer storage locations. With 48 strategically located global offices, World Fuel Services offers its clients a value-added outsource service for the supply, quality control, logistical support and price risk management of marine, aviation and land fuel.

The Company's global team of market makers provides deep domain expertise in all aspects of marine, aviation and land fuel management. Aviation customers include commercial airlines, cargo carriers, private aircraft and fixed base operators (FBO’s), as well as the United States and foreign governments. World Fuel Services' marine customers include international container and tanker fleets, cruise lines and time-charter operators, as well as the United States and foreign governments. Land customers include petroleum distributors, retail petroleum operators, and industrial, commercial and government accounts. For more information, call 305-428-8000 or visit www.wfscorp.com.

CONTACT:
World Fuel Services Corporation
Ira M. Birns, Executive Vice President &
Chief Financial Officer
or
Francis X. Shea, Executive Vice President &
Chief Risk and Administrative Officer
305-428-8000